                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            LITTON INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            LITTON INDUSTRIES, INC.
            21240 BURBANK BOULEVARD, WOODLAND HILLS, CA 91367-6675

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 7, 1995

TO THE SHAREHOLDERS OF LITTON INDUSTRIES, INC.:

  The 1995 Annual Meeting of the Shareholders of LITTON INDUSTRIES, INC. (the "Company"), will be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Thursday, December 7, 1995, at 11:00 a.m., for the following purposes:

  1. To elect a Board of Directors.

  2. To ratify the appointment of Deloitte & Touche LLP as independent audi-tors.

  3. To consider and act upon such other matters as may properly be presented for action at the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on October 13, 1995 are entitled to vote at the meeting. A list of such shareholders shall be open to the examination of any shareholder at the meeting, and for a period of ten days prior to the date of the meeting for any purpose germane to the meeting during ordinary business hours at Wells Fargo Bank, 9600 Santa Monica Boulevard,Beverly Hills, California.

  Holders of a majority of the Company's outstanding voting shares must be present either in person or by proxy in order for the meeting to be held. WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, YOUR VOTE IS IMPOR-TANT. ACCORDINGLY, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

  All shareholders are cordially invited to attend the meeting.

                                       JEANETTE M. THOMAS
                                          Secretary

October 27, 1995

          IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED,
                         SIGNED, AND RETURNED PROMPTLY

                            LITTON INDUSTRIES, INC.
            21240 BURBANK BOULEVARD, WOODLAND HILLS, CA 91367-6675

October 27, 1995

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation by the Board of Directors of Litton Industries, Inc., a Delaware corporation (hereinafter called the "Company", "Litton" or "LIT"), of proxies to be used at the Annual Meeting of the Shareholders of the Company to be held on Thursday, December 7, 1995, at 11:00 a.m., at the Regent Beverly Wilshire Hotel, 9500 Wilshire Bou-levard, Beverly Hills, California, and at any adjournment thereof.

  A form of proxy is enclosed for use at the meeting. The proxy may be revoked by the shareholder at any time before it is voted, by written notice to the Secretary of the Company at the Company's address shown above. Unless contrary instructions are indicated on the proxy, all shares represented by valid prox-ies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the 12 nominees for directors named below; and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

  This Proxy Statement is being mailed to shareholders beginning on or about October 30, 1995, accompanied by Litton's annual report to shareholders for the fiscal year ended July 31, 1995.

  The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Proxies may be solicited by directors, officers, or reg-ular employees of Litton in person or by telephone, telegraph, facsimile transmission, or telex. In addition, the Company has retained D. F. King & Co., Inc., to aid in the solicitation at an estimated cost of $12,000 plus out-of-pocket expenses. Arrangements have been made for brokerage houses, nom-inees, and other custodians to send proxy materials to their principals, and the Company will reimburse them for doing so.

  Only shareholders of record at the close of business on October 13, 1995, will be entitled to vote at the Annual Meeting. At the close of business on such record date there were 46,238,835 shares of $1 par value Common Stock ("Common Stock") and 410,643 shares of Series B $2 Cumulative Preferred Stock, par value $5 ("Series B Preferred Stock"), outstanding and entitled to vote. No other class of voting security of the Company is issued and outstanding. Each share of Common Stock or Series B Preferred Stock entitles the holder thereof to one vote.

  Assuming a quorum is present in person or by proxy at the meeting, with re-spect to the election of directors, the 12 nominees receiving the greatest number of votes cast by the holders of the Common Stock and Series B Preferred Stock voting as one class will be elected directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B Preferred Stock represented at the Annual Meeting in person or by proxy and voting as one class is necessary for the ratification of the appointment of the independent auditors.

  For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an ab-stention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.

                  DISTRIBUTION OF STOCK OF WESTERN ATLAS INC.

  Certain matters referred to in this Proxy Statement are related to the dis-tribution to the Company's shareholders on March 17, 1994 (the "Distribution") of all the common stock of Western Atlas Inc. ("Western Atlas" or "WAI"), pre-viously a subsidiary of Litton which conducted the Company's oilfield informa-tion services and industrial automation systems businesses.

                           THE ELECTION OF DIRECTORS

  It is intended that the persons named in the proxy will, unless otherwise in-structed, vote for the election of the 12 nominees listed below to serve as di-rectors until the succeeding Annual Meeting of Shareholders and until respec-tive successors are elected and qualify. If any nominee, for any reason pres-ently unknown, cannot be a candidate for election, the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced). Each of the nominees, except for Michael R. Brown, was elected to his or her present term of office at Litton's last Annual Meeting of Shareholders. Mr. Brown was elected to the Company's Board of Directors in September 1995.

  In connection with the adoption of a management succession plan, the Company has announced that Alton J. Brann, while remaining a director of the Company, will step down as Chairman of the Board of Litton in December 1995 and become Chairman of the Executive Committee of the Board. In his announcement to step down as Chairman, Mr. Brann stated that he had served as Chairman during the transition period following the spin-off of Western Atlas Inc. during which Litton successfully changed the focus of its business. The Board has expressed its intention to elect John M. Leonis, currently Litton's President and Chief Executive Officer, as Chairman of the Board upon Mr. Brann stepping down.

  The following information with respect to the principal occupation and other affiliations of each nominee and in regard to past business experience has been furnished to the Company by the respective nominees for directors.

  ALTON J. BRANN is the Chairman of the Board of Litton. Mr. Brann is also the Chairman of the Board and Chief Executive Officer of Western Atlas Inc. Mr. Brann is a former President and Chief Executive Officer of Litton. Mr. Brann joined Litton in 1973. Mr. Brann was elected a Senior Vice President of Litton in 1987, was elected President and Chief Operating Officer in November 1990 and served as President and Chief Executive Officer of Litton from December 1992 to March 1994. Mr. Brann was elected Chairman of the Board of Litton effective March 17, 1994. Mr. Brann is a director of the Los Angeles World Affairs Coun-cil and the United Way of Los Angeles. He is a member of the Board of Governors of Town Hall of Los Angeles, the U.S.--Russia Business

Council, the Board of Overseers of the Executive Council on Foreign Diplomacy, the Board of the Petroleum Equipment Suppliers Association, the President's Cabinet of California Polytechnic State University at San Luis Obispo, and the California Business Higher Education Forum. Mr. Brann is a Trustee of the Manu-facturers' Alliance for Productivity and Innovation and a senior member of the Institute of Electrical and Electronics Engineers, Inc. Mr. Brann is also a member of the Optical Society of America, the Institute of Navigation and the Society of Petroleum Engineers. Age 53. First elected a director in 1990.

  MICHAEL R. BROWN is Executive Vice President and Chief Operating Officer of Litton. Mr. Brown is also the Group Executive for Command, Control and Communi-cations. Mr. Brown joined Litton in 1968 and has held positions of increasing responsibility, most recently serving as Senior Vice President from 1992 to September 1995 and Group Executive for Electronic Warfare Systems from 1988 to September 1995. Age 54. First elected a director in 1995.

  JOSEPH T. CASEY is Vice Chairman and Chief Financial Officer of Western Atlas Inc. Mr. Casey is a former Vice Chairman and Chief Financial Officer of Litton. Mr. Casey was elected a Senior Vice President of Litton in 1969. He became an Executive Vice President in 1976, and served as the Vice Chairman and Chief Fi-nancial Officer of Litton from 1988 to March 1994. He is a trustee of Claremont McKenna College and of the Don Bosco Technical Institute. Age 64. First elected a director in 1981.

  CAROL B. HALLETT has been the President and Chief Executive Officer of the Air Transport Association, Washington, D.C. since April 1995. Prior to that time, from February 1993, Ambassador Hallett had been a Senior Government Rela-tions Advisor with Collier, Shannon, Rill & Scott and a Trade Advisor of Clark Company, Paso Robles, California. From November 1989 to January 1993, she served as Commissioner of United States Customs. From May to November of 1989, Ambassador Hallett was associated with The Carmen Group, Inc. (public and gov-ernment relations). She was U.S. Ambassador to the Commonwealth of the Bahamas from September 1986 to May 1989. Ambassador Hallett is also a director of Flem-ing Companies, Inc., and the American Association of Exporters and Importers; a member of the President's Cabinet of California Polytechnic State University; and a Trustee of Junior Statesmen of America. Age 58. First elected a director in 1993.

  THOMAS B. HAYWARD, Admiral, U. S. Navy (Ret.), is President of Thomas B. Hay-ward Associates, an executive consulting firm for Asia-Pacific business devel-opment. Admiral Hayward served as the Chief of Naval Operations of the United States Navy from 1978 until his retirement from active service with the Navy in 1982. He is a director of The Ethics Resource Center; Maxwell Laboratories, Inc., and its subsidiary Pure Pulse Corporation; and the Private Sector Coun-cil. Admiral Hayward is also Chairman Emeritus of the State of Hawaii High Technology Development Corporation and is Vice Chairman of the Marimed Founda-tion. He is also Vice Chairman of the Pacific Aerospace Museum and of The Pa-cific Forum, and an associate fellow of the Center for Strategic and Interna-tional Studies. Age 71. First elected a director in 1982.

  ORION L. HOCH is Chairman Emeritus of Litton. Dr. Hoch is a former Chairman of the Board of Directors of Litton and a former Chief Executive Officer of Litton. Dr. Hoch served as Chief Executive Officer from 1986 through 1992, and served as Chairman of the Board from 1988 to March 1994. Dr. Hoch is a director of Western Atlas Inc. and is Chairman of the Executive Committee of the Board of Directors of Western Atlas Inc. Dr. Hoch is a director of

Measurex Corporation and a trustee of Carnegie Mellon University. Age 66. First elected a director in 1982.

  DAVID E. JEREMIAH, Admiral, U.S. Navy (Ret.), is a Partner and President of Technology Strategies & Alliances, a consulting firm specializing in providing strategic planning advice in the areas of telecommunications and defense. Admi-ral Jeremiah served as Vice Chairman, Joint Chiefs of Staff from 1990 to 1994. From 1987 to 1990 he was Commander-in-Chief, U.S. Pacific Fleet. Admiral Jere-miah is a director of Alliant Techsystems Inc., Geobiotics, Inc., GSE Systems, Inc. and Standard Missile Company. Admiral Jeremiah is also the Chairman of the Defense Systems Electronics Group Advisory Committee of Texas Instruments Inc. Admiral Jeremiah is a member of the ManTech International Advisory Board and the Defense Policy Board. Age 61. First elected a director in 1994.

  RUDOLPH E. LANG, JR. is a Senior Vice President and the Chief Financial Offi-cer of Litton. Mr. Lang joined Litton in 1961 as Manager of Accounting at the Guidance and Control Systems division, was named Vice President of Finance in 1969, became Group Vice President in 1978, and was elected a corporate Vice President in 1984. He was elected a Senior Vice President in 1988 and served as the corporate Controller of Litton from December 1988 to June 1994. He became Chief Financial Officer in March 1994. Age 59. First elected a director in 1994.

  ROBERT H. LENTZ is a former Senior Vice President and General Counsel of Litton. He joined Litton in 1954. He became Senior Vice President and General Counsel in 1979 (which position he held until his retirement in 1990). From 1990 to 1993 Mr. Lentz served as an advisory director to Litton. From 1983 to 1991, Mr. Lentz was a director of the American Arbitration Association. He is presently a venture capital investor in and a consultant to various small pri-vately-held companies. Age 70. First elected a director in 1993.

  JOHN M. LEONIS is President and Chief Executive Officer of Litton. Mr. Leonis has been with Litton for 35 years, serving primarily in a number of key manage-ment positions with the Company's Navigation, Guidance and Control Systems Group. Mr. Leonis was elected Group Executive of the Company's Navigation, Guidance and Control Systems Group in 1988 and a corporate Senior Vice Presi-dent in 1990. He served as Vice President of Engineering before becoming Presi-dent of the Company's Guidance and Control Systems division in 1986. Mr. Leonis is a director of the Los Angeles World Affairs Council. He assumed his current position on March 17, 1994. Age 62. First elected a director in 1994.

  WILLIAM P. SOMMERS is President and Chief Executive Officer of SRI Interna-tional, Menlo Park, CA. Dr. Sommers currently serves on the board of trustees of Kemper Mutual Funds and on the boards of directors of Rohr, Inc., Therapeu-tic Discovery Co. and the Bay Area Council. Dr. Sommers is also a member of The Major Gifts Committee of the University of Michigan. Prior to joining SRI In-ternational early in 1994, Dr. Sommers was Executive Vice President of Iameter, Inc., San Mateo, CA. Earlier, he was with Booz-Allen & Hamilton, Inc. for 30 years, and served as President and a director of the Technology Management Group. From 1961 to 1963, Dr. Sommers was the Chief of Propulsion Development of Martin Marietta Corporation, Baltimore, MD. Age 62. First elected a director in 1994.

  C. B. THORNTON, JR. is President of Thornton Corporation, which is engaged in mining and private investments. From 1974 until 1982 Mr. Thornton was president and principal owner of the T Lazy S Ranch in Nevada, which conducted farming, mining, and cattle operations. He is a former executive of Cessna Aircraft Company and a former consultant with McKinsey & Company. He is a member of the Twentieth Century Round Table and of the Society of Experimental Test Pilots. Mr. Thornton is also a trustee of Harvey Mudd College and of Harvard-Westlake School, Los Angeles. Age 53. First elected a director in 1981.

                 INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

  The Company's Board of Directors presently has the following standing com-mittees, the membership and principal responsibilities of which are described below:

EXECUTIVE COMMITTEE

  Members: Joseph T. Casey, (Chairman), Alton J. Brann, Michael R. Brown, Ru-dolph E. Lang, Jr., Robert H. Lentz and John M. Leonis.

  Between meetings of the Board of Directors, the Executive Committee has all powers which may be lawfully delegated to it under Delaware law. In general, such powers include supervision of the management of all business of the Com-pany except for matters which by law specifically require the action of the full Board of Directors or of the shareholders. During the 1995 fiscal year, the Executive Committee met six times and took action without a formal meeting by unanimous written consent on 11 occasions. All of such actions taken by the Executive Committee during fiscal 1995 were subsequently ratified by the full Board.

AUDIT AND COMPLIANCE COMMITTEE

  Members: Thomas B. Hayward (Chairman), Joseph T. Casey, William P. Sommers and C.B. Thornton, Jr.

  The Audit and Compliance Committee met four times during the 1995 fiscal year. This Committee reviews and makes inquiries, as it deems appropriate, with respect to the scope and results of the audit by the independent audi-tors, the activities of the Company's internal auditors, and the adequacy of the Company's system of internal accounting controls and procedures. This Com-mittee proposes the appointment of independent auditors subject to approval by the Board and ratification by the shareholders and approves the fees paid for services rendered by such auditors. The Audit and Compliance Committee also reviews the implementation of, and monitoring of compliance with, Litton's "Statement of Principles and Standards of Conduct" and is responsible for the "Reportable Interests Program" of the Company.

COMPENSATION AND SELECTION COMMITTEE

  Members: C. B. Thornton, Jr. (Chairman), Carol B. Hallett, David E. Jeremiah and William P. Sommers.

  The Compensation and Selection Committee reviews and makes recommendations with respect to the Company's various compensation programs. This Committee administers and designates employees to participate in the Company's Perfor-mance Award Plan, the 1984 Long-Term Stock Incentive Plan, and certain other employee incentive plans of the Company and determines certain of the terms thereof and the amount of the individual awards thereunder. The Compensation and Selection Committee also reviews and approves the remuneration of, any employment or change in control agreements with, and the amount of any loans to be made by the Company to, executive officers of Litton. During the 1995 fiscal year, the Committee met four times.

NOMINATING COMMITTEE

  Members: Carol B. Hallett (Chairman), Alton J. Brann and Thomas B. Hayward.

  The Nominating Committee recommends possible candidates to fill vacancies on the Board of Directors and reviews the qualifications of candidates recommended by others. The Committee will consider nominees recommended by shareholders. Such recommendations should be submitted in writing to the Committee in care of the Secretary of the Company at its address set forth on the first page of this Proxy Statement. The Nominating Committee met once during the 1995 fiscal year.

DIRECTOR'S COMPENSATION AND RETIREMENT POLICIES

  Directors who are not employees of Litton are paid an annual fee for Board service of $27,500, payable in quarterly installments, and an attendance fee of $1,500 for each Board meeting attended and each meeting of a committee of the Board attended, other than meetings of the Executive Committee. The non-execu-tive Chairman of the Board is paid an additional annual fee of $60,000 payable in quarterly installments. The non-employee Chairman of the Executive Committee is paid an additional annual fee of $15,000 payable in quarterly installments. Except for the Chairman of the Board and the Chairman of the Executive Commit-tee, other non-employee members of the Executive Committee are paid an addi-tional annual fee of $12,000 payable in quarterly installments. Directors who are employees of the Company are not paid any fee or additional remuneration for services as members of the Board or any committee thereof.

  Pursuant to the Litton Industries, Inc. Deferred Compensation Plan for Direc-tors, any director of the Company may defer his or her annual fee for Board service and fees earned for attendance at meetings of the Board or any commit-tee thereof. Amounts deferred bear interest at the prime rate as in effect on the first business day of each calendar quarter. Payments of deferred amounts, including accrued interest, will be paid in the number of annual installments requested by the director, commencing after the director ceases to be a member of the Board; provided that upon the occurrence of certain events resulting in a change in the control of the Company, all such amounts will become immedi-ately due and payable in a lump sum.

  Under the terms of the Litton Industries, Inc. Director Stock Option Plan, directors and advisory directors who are not employees of the Company or any subsidiary thereof automatically receive annual grants of options to purchase shares of the Company's Common Stock at the fair market value of such stock on the date of grant. Any person who joins the Board or becomes an advisory direc-tor subsequent to the date of the preceding grant of options under the plan (and who was not an employee of the Company subsequent to such preceding grant date) will receive an initial grant of options to purchase 10,000 shares. Sub-sequent grants of options to purchase 2,000 shares of Common Stock will be made to each outside director in December of each year. Pursuant to this plan, on December 9, 1994, Dr. Sommers and Admiral Jeremiah received options to purchase 10,000 shares of Common Stock and the remaining non-employee incumbent direc-tors received options to purchase 2,000 shares, all at a purchase price of $34.1875 per share. All options granted under the plan become fully exercisable on the first anniversary of the grant thereof; however, if a director or advisory director dies or becomes permanently disabled while serving in either such capacity, or if the director retires pursuant to the policy for mandatory retirement of di-rectors described below, then all options held by such director or advisory di-rector become exercisable in full. In addition, if any of certain events re-sulting in a change in the control of the Company occurs, then all options granted under the plan become fully exercisable.

  The Company has a policy establishing the mandatory retirement date of each member of the Board as the date of the Annual Meeting of the Shareholders of Litton next following his or her 72nd birthday.

  Under the retirement program for directors, upon retirement from the Board at or after age 65, or upon his or her death after attaining age 65 while serving as a non-employee director, each director of the Company (or, in the case of death, his or her surviving spouse) is entitled to receive an annual fee, for the period set forth below, equal to the annual fee paid to active members of Litton's Board of Directors as such fee is in effect from time to time (but in no event less than the annual fee in effect on the date of the next Annual Meeting of Shareholders following the retirement date of the director or advi-sory director or the date of his or her death, if earlier). In the event of the resignation or removal of a director or his or her failure to be re-elected a director prior to the date of his or her 65th birthday, in connection with and as the result of a change in the control of the Company, such director shall thereafter be entitled to receive the annual fee in effect for members of the Board for the year immediately prior to such change in control. In the case of either the fee payable upon retirement (or death) or the fee payable in connec-tion with a change in the control of Litton, payment of the fee to a director shall continue for a period of time equal to the shorter of (1) ten years or
(2) the number of years the director served as a member of the Board of Direc-tors of Litton or as an advisory director; provided, however, that in the event the director dies prior to the end of such period of time, such payments shall be made to his or her surviving spouse, if any, for the remainder of such peri-od, but shall in no event continue beyond the death of the surviving spouse (or beyond the death of the director if not survived by a spouse).

  For information regarding certain additional compensation paid by the Company to Admiral Hayward, Dr. Hoch and Messrs. Casey and Lentz during the 1995 fiscal year, see the section captioned "Other Information" beginning on page 22.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

  During the 1995 fiscal year the Board held nine meetings and acted once by unanimous written consent. Average attendance by incumbent directors at such meetings was 99%. During fiscal year 1995, all incumbent directors attended 87.5% or more of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees of the Board on which such directors served; only two directors attended less than 100% of the meetings associated with their Board and committee memberships.

                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

BY MANAGEMENT

  The following table sets forth the number of shares of Common Stock of Litton beneficially owned by each director of the Company and each nominee for direc-tor, each of the executive officers named in the Summary Compensation Table on page 11 (the "Named Executive Officers"), and all directors, nominees, and ex-ecutive officers as a group as of September 30, 1995. As of such date, no exec-utive officer, director, or nominee held shares of Series B Preferred Stock. In each case where the number of shares shown exceeds 1% of the Common Stock out-standing on the record date (exclusive of treasury shares), such percentage of outstanding Common Stock is indicated in parentheses. Except as otherwise indi-cated, each individual named has sole investment and voting power with respect to the securities shown.

                                                         Shares of
                                                       Common Stock
Name                                               Beneficially Owned(a)
----                                               ---------------------
Alton J. Brann....................................          31,960
Michael R. Brown..................................          31,820
Joseph T. Casey...................................         134,443(b)(c)
Carol B. Hallett..................................          12,390
Thomas B. Hayward.................................          20,662(d)
Orion L. Hoch.....................................         143,877(e)
David E. Jeremiah.................................          10,000
Rudolph E. Lang, Jr...............................          76,555(c)
Robert H. Lentz...................................          21,238(c)(f)
John M. Leonis....................................          44,700
John E. Preston...................................           9,062
William P. Sommers................................          10,150
Gerald J. St. Pe..................................          56,744(d)
C. B. Thornton, Jr................................         970,620(g)(2.10%)
Richard D. Fleck..................................               0
Directors, nominees, and executive
 officers as a group (19 persons).................       1,636,794(h)(i)(3.50%)

--------

(a) Includes shares of Litton Common Stock subject to options which are pres-ently exercisable or become exercisable prior to December 31, 1995, held by the named individuals or the group as follows: Mr. Brann, 28,560 shares; Mr. Brown, 31,820 shares; Mr. Casey, 102,420 shares; Ambassador Hallett, 12,000 shares; Admiral Hayward, 19,650 shares; Dr. Hoch, 27,916 shares; Admiral Jeremiah, 10,000 shares; Mr. Lang, 66,100 shares; Mr. Lentz, 14,000 shares; Mr. Leonis, 35,532 shares; Dr. Sommers, 10,000 shares; Mr. St. Pe, 48,660 shares; Mr. Thornton, 22,000 shares; and such group, 472,998 shares.

(b) Excludes 10,000 shares held by a charitable corporation of which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such 10,000 shares and may thus be deemed to have incidents of benefi-cial ownership thereof for certain purposes within the meaning of applica-ble regulations of the Securities and Exchange Commission ("SEC"). Mr. Ca-sey has advised the Company that he disclaims beneficial ownership of the assets of such charitable corporation, including such shares of the Company's Common Stock.

(c) The table does not include 255,126 shares Common Stock owned by the Litton Master Trust (the "Master Trust"), a trust organized to hold retirement funds of certain qualified domestic retirement plans of the Company and its subsidiaries. An Investment Committee appointed by the Board of Direc-tors, which is presently comprised of Mr. Casey, Mr. Lang, Mr. Lentz and two other officers of Litton, is empowered to direct the disposition of the assets of the Master Trust and to instruct the appropriate bank trustee with respect to the voting of shares of the Company's Common Stock held by the Master Trust. Accordingly, the Investment Committee has sole investment power and shares voting power with respect to such shares Com-mon Stock held by the Master Trust and thus may be deemed to have inci-dents of beneficial ownership thereof for certain purposes within the meaning of the SEC regulations referred to above. Except for any indirect interest in the Master Trust they may have by virtue of participation in the Company's retirement plans, the members of the Investment Committee disclaim beneficial ownership of the assets of the Master Trust.

(d) Includes shares of Common Stock owned jointly by the named individual and his spouse, as to which he shares investment and voting power with his spouse.

(e) Does not include 1,080 shares of Common Stock owned by Dr. Hoch's wife, as to which shares Dr. Hoch disclaims beneficial ownership.

(f) Includes 7,238 shares of Common Stock held by a trust for the benefit of Mr. Lentz and his spouse, as to which Mr. Lentz shares voting power with his spouse. Does not include 358 shares of Common Stock held by a trust under the will of a deceased spouse of Mr. Lentz, as to which shares Mr. Lentz disclaims beneficial ownership.

(g) Excludes 4,254 shares of Common Stock owned by or for the benefit of Mr. Thornton's children, as to which shares Mr. Thornton disclaims beneficial ownership. The table does not include 25,378 shares of Common Stock owned by a private foundation of which Mr. Thornton is an officer and trustee. Mr. Thornton shares voting and investment power with respect to such 25,378 shares with another trustee and may thus be deemed to have inci-dents of beneficial ownership thereof for certain purposes within the meaning of the SEC regulations referred to above. Mr. Thornton has advised the Company that he disclaims ownership of the assets of such foundation, including such shares of the Company's Common Stock.

(h) If the 255,126 shares of Common Stock held by the Master Trust as set forth in note (c) above were included in the total amount of outstanding shares of Common Stock beneficially owned by directors, nominees, and ex-ecutive officers as a group, then the percentage of Common Stock owned by the group would be 4.05%.

(i) Does not include 50,000 shares of Common Stock held by the Foundation of the Litton Industries (the "Foundation"). Voting power with respect to these shares is exercised by the Foundation's president or treasurer, who are officers of the Company; investment power with respect thereto is ex-ercised by the directors of the Foundation, who are elected by, and may be removed by, the Nominating Committee of the Board of Directors of the Com-pany.

BY OTHERS

  Unitrin, Inc., ("Unitrin") One East Wacker Drive, Chicago, Illinois 60601, has reported in a filing with the SEC on Schedule 13D under the Securities Ex-change Act of 1934 (the "Exchange Act") that, as of October 5, 1995, shares of Common Stock are owned by Unitrin (1,827,893 shares) and two of its subsidiar-ies, Trinity Universal Insurance Company (5,378,883 shares) and United Insur-ance Company of America (5,450,988 shares). Unitrin reported that such subsid-iaries each share voting power and dispositive power with Unitrin over the shares respectively reported by them. Based upon the foregoing, Unitrin bene-ficially owns 12,657,764 shares of Common Stock, or 27.37% of the outstanding shares of Common Stock on the record date.

  On October 6, 1995, FMR Corp. ("FMR"), 82 Devonshire Street, Boston, Massa-chusetts 02109, reported in a filing with the SEC on Schedule 13G under the Exchange Act aggregate beneficial ownership, as of September 30, 1995, of 5,042,100 shares of Common Stock, or 10.90% of the outstanding shares of Com-mon Stock on the record date. FMR reported that it has sole dispositive power with respect to these shares and sole voting power with respect to 195,300 of such shares. Various funds for which Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, acts as an investment advisor, have, in the aggregate, sole voting power over 4,846,800 of such shares.

  On January 27, 1995, Heine Securities Corporation ("HSC"), 51 John F. Ken-nedy Parkway, Short Hills, New Jersey 07078, reported in a filing with the SEC on Schedule 13G under the Exchange Act aggregate beneficial ownership, as of December 31, 1994, of 4,375,800 shares of Common Stock, or 9.46% of the out-standing shares of Common Stock on the record date. HSC reported that its president, Michael F. Price, exercises voting control and dispositive power as to all of the shares of Common Stock held by HSC.

  On February 8, 1995, The Capital Group Companies, Inc. and Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, reported in a joint statement filing with the SEC on Schedule 13G under the Exchange Act that Capital Guardian Trust Company and Capital Research and Man-agement Company, operating subsidiaries of The Capital Group Companies, Inc., exercised as of December 31, 1994, investment discretion with respect to 144,100 and 2,431,100 shares of Common Stock, respectively, or 5.57% of the outstanding shares of Common Stock on the record date.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors, upon the recommendation of its Audit and Compliance Committee, has selected the accounting firm of Deloitte & Touche llp to serve as independent auditors of the Company with respect to the 1996 fiscal year and proposes the ratification by the shareholders of such decision. Deloitte & Touche llp and a predecessor firm have served as Litton's independent auditors continuously since the 1954 fiscal year, are familiar with the business and operations of the Company and its subsidiaries, and have offices in or conve-nient to most of the localities in the United States and in most other coun-tries where the Company and its subsidiaries operate.

  Representatives of Deloitte & Touche llp are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they de-sire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SE-LECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

                       COMPENSATION OF EXECUTIVE OFFICERS

  A summary of the compensation for the Company's chief executive officer, and for the other executive officers who were the highest paid for the 1995 fiscal year for services to Litton and its subsidiaries is shown in the following ta-ble.

                           SUMMARY COMPENSATION TABLE

                                                         Long-Term
                                                        Compensation
                                    Annual Compensation    Awards
                                    ------------------- ------------
                                       (A)       (B)        (C)          (D)
                                                                      All Other
                             Fiscal  Salary     Bonus     Options    Compensation
Name and Principal Position   Year     ($)     ($)(a)       (#)         ($)(b)
---------------------------  ------ --------- --------- ------------ ------------
John M. Leonis............    1995    445,681   500,000     -0-          6,480
 President and Chief          1994    376,351   425,000    77,000        1,691
 Executive Officer            1993    290,661   290,000     -0-          1,012
Rudolph E. Lang, Jr.......    1995    337,418   340,000     -0-          7,323
 Senior Vice President and    1994    310,198   300,000    32,000        5,466
 Chief Financial Officer      1993    286,936   285,000     -0-          6,011
Michael R. Brown..........    1995    277,414   260,000     -0-          7,441
 Executive Vice President     1994    262,706   200,000    19,000       21,311
 and                          1993    238,239   200,000    12,000      106,205
 Chief Operating Officer
Gerald J. St. Pe..........    1995    326,385   335,000     -0-          5,614
 Senior Vice President        1994    307,616   315,000    30,000        2,982
                              1993    292,078   300,000     -0-          3,461
John E. Preston(c)........    1995    252,412   205,000     -0-          2,954
 Senior Vice President and    1994    224,541   192,000    28,000           48
 General Counsel
Richard D. Fleck(d).......    1995    253,276   255,000     -0-          1,585
 Senior Vice President        1994    248,392   190,000     -0-            760
                              1993    248,752   118,000     -0-            988

--------
(a) The awards to Messrs. Leonis (in fiscal 1994 and 1995 only), Lang and Pres-ton represent awards made under Litton's Performance Award Plan, which pro-vides that one half of the award is payable in December following the end of the fiscal year for which the award is made and the remainder is payable in two equal installments in December of each of the two following years, provided the recipient is then in the employ of the Company.

(b) Included for fiscal 1993, 1994, and 1995 respectively, are the following:
    (i) the present value cost of the Company's portion of premiums for split-dollar life insurance, or the amount of term life insurance premiums, above the coverage level provided generally to salaried employees, which were as follows for the Named Executive Officers indicated, Mr. Lang, $2,508, $2,630 and $2,746; Mr. St. Pe, $1,936, $2,244 and $2,325; Mr. Brown,
    $1,451, $1,723 and $1,811; and Mr. Fleck, $660, $740 and $776; (ii) amounts of $104,754 (fiscal 1993) and $16,796 (fiscal 1994) paid either to or on behalf of Mr. Brown in connection with his relocation to the Company's for-mer headquarters in Beverly Hills, California; (iii) the following amounts representing premiums paid by Litton with respect to participation in

   Litton's Executive Medical Plan, Mr. Lang, $2,792, $2,792 and $2,792; Mr. Leonis, $1,629 and $2,792 for fiscal years 1994 and 1995 only; Mr. Brown, $2,792 and $2,792 for fiscal years 1994 and 1995 only; Mr. St. Pe, $931 for fiscal year 1995 only, in addition, although not a participant in Litton's Executive Medical Plan in fiscal years 1993, 1994 and a portion of 1995, Mr. St. Pe was reimbursed by the Company for amounts not paid by the em-ployee medical plan in the amounts of $561 for fiscal 1993, $679 for fiscal 1994 and $13 for fiscal 1995; and Mr. Preston $931 for fiscal year 1995 on-ly; and (iv) the following amounts representing interest imputed to and taxable to recipients of the loans described on page 18; Mr. Lang, $711, $44 and $1,785; Mr. Leonis, $1,012, $62 and $3,688; Mr. Fleck, $328, $20
   and $809; and Mr. St. Pe, $964, $59 and $2,345; Mr. Preston, $48, and
   $2,023 (fiscal 1994 and 1995 only); and Mr. Brown, $2,838 (fiscal 1995 on-ly).

(c) In accordance with the executive disclosure rules of the SEC, the compen-sation of Mr. Preston for fiscal 1993 is not shown because Mr. Preston was not an executive officer of the Company during any portion of such year.

(d) In contemplation of his retirement, which occurred on August 31, 1995, Mr. Fleck's status as an executive officer ceased as of May 30, 1995.

INFORMATION CONCERNING STOCK OPTIONS

  The following table reflects the value realized (market price on the date of exercise less exercise price) with respect to options exercised by any of the Named Executive Officers during the 1995 fiscal year. Such table also shows the number of shares covered by all exercisable and unexercisable stock options held by the Named Executive Officers as of July 31, 1995, as well as fiscal 1995 year-end values for their unexercised "in the money" options, which repre-sent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             Number of Securities
                                                            Underlying Unexercised     Value of Unexercised
                                                                  Options at          In-the-Money Options at
                                    Shares                   July 31, 1995 (#)(1)      July 31, 1995 ($)(1)
                                 Acquired on     Value     ------------------------- -------------------------
Name                     Company Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------- ------------ ------------ ----------- ------------- ----------- -------------
John M. Leonis..........   LIT       7,568       139,561     35,532       83,300        779,090    1,397,969
                           WAI       5,400       152,521     25,300       14,700      1,124,269      343,605
                          Total     12,968       292,082     60,832       98,000      1,903,359    1,741,574
Rudolph E. Lang, Jr.....   LIT       -0-          -0-        66,100       40,300      1,665,698      527,909
                           WAI      39,400     1,180,779      7,300       14,700        170,294      343,605
                          Total     39,400     1,180,779     73,400       55,000      1,835,992      871,514
Michael R. Brown........   LIT       -0-          -0-        28,900       32,820        651,552      526,825
                           WAI       2,500        82,400     19,880       17,620        499,495      433,754
                          Total      2,500        82,400     48,780       50,440      1,151,047      960,579
Gerald St. Pe...........   LIT       -0-          -0-        48,660       38,700      1,142,766      515,317
                           WAI       -0-          -0-        42,660       14,700      1,200,978      343,605
                          Total      -0-          -0-        91,320       53,400      2,343,744      858,922
John E. Preston.........   LIT       -0-          -0-        12,780       31,220        199,932      424,753
                           WAI       -0-          -0-         3,980        8,020         95,084      192,018
                          Total      -0-          -0-        16,760       39,240        295,016      616,771
Richard D. Fleck........   LIT      10,000       201,957       -0-          -0-          -0-          -0-
                           WAI      10,000       182,419       -0-          -0-          -0-          -0-
                          Total     20,000       384,376       -0-          -0-          -0-          -0-

--------
(1) In connection with the Distribution, and pursuant to the Company's 1984 Long-Term Stock Incentive Plan, all Company stock options granted prior to the date of the Distribution were adjusted to reflect the effects of the Distribution. Each incentive stock option and each non-qualified stock op-tion held by a Company employee (or former employee) prior to the Distribu-tion was effectively converted into two separate options: a Company option and a WAI option, in both cases for a number of shares equal to the under-lying Company option. The exercise price of each pre-Distribution Company option was allocated between the two options in proportion to the ratio of the average of the high and low trading prices of a share of Company Common Stock to a share of WAI common stock on March 25, 1994 through March 31, 1994 (the sixth through tenth trading days after the Distribution, as pro-vided for under the terms of the Company's 1984 Long-Term Stock Incentive
    Plan).

CERTAIN CHANGE IN CONTROL ARRANGEMENTS

  The Compensation and Selection Committee of the Company's Board of Directors has determined that certain officers and other key employees of the Company be offered the opportunity to enter into change in control agreements (the "Agree-ments") with the Company. The Agreements become operative only upon the occur-rence of a "Change in Control" (as defined in the Agreements), which includes substantially those events described below. Absent a Change in Control, the Agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits. Of the Named Executive Offi-cers, Messrs. Leonis, Lang, St. Pe, Brown, and Preston have entered into such Agreements.

  Generally, and subject to certain exceptions, a Change in Control is deemed to have occurred if: (a) a majority of the Board becomes composed of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a direc-tor or to fill newly-created directorships; (b) another party becomes the bene-ficial owner of a least 30% of the Company's outstanding voting stock, other than as a result of a repurchase by the Company of its voting stock; or (c) the Company consummates a merger, reorganization, or consolidation with another party (other than certain limited types of mergers), or sells or otherwise dis-poses of all or substantially all of the Company's assets, or the shareholders approve the liquidation or dissolution of the Company.

  Each Agreement provides that for three years after a Change in Control there will be no adverse change in the executive's salary, bonus opportunity, bene-fits, or location of employment. If, during this three-year period, the execu-tive's employment is terminated by the Company other than for cause, or if the executive terminates his or her employment for good reasons, as such terms are defined in the Agreements (including compensation reductions, demotions, relocations or required excessive travel), or voluntarily during the 30-day pe-riod following the first anniversary of the Change in Control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive's base salary and annual bonus (and certain pension credit and insurance and other welfare plan benefits). Further, an additional payment is required in such amount that after the payment of all income taxes and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed under the Internal Revenue Code of 1986, as amended (the "Code"). In the event of termi-nation of employment by reason of retirement, death or disability or for cause, the relevant Agreement will terminate.

  For a discussion of other payments which may be made in the event of a Change in Control see the discussion of the Supplemental Retirement Plan on pages 16 and 17.

RETIREMENT BENEFITS

THE FSSP AND RELATED RETIREMENT PLANS

  All of the Named Executive Officers participate in Litton's Financial Secu-rity and Savings Program ("FSSP"), a contributory plan intended to qualify un-der Section 401(k) of the Code. Subject to the satisfaction of any applicable waiting period, most salaried and hourly employees of Litton and of designated divisions and subsidiaries thereof are eligible to participate in the FSSP.

  A participant in the FSSP may elect to defer from 2% to 18% of his or her covered compensation for investment in the trust established under the FSSP, but the maximum amount which the employee may contribute to the FSSP for any calendar year is limited by provisions of the Code relating to the maximum amount, as adjusted annually for inflation, which may be contributed to plans qualified under Section 401(k) of the Code (the "401(k) Maximum Amount"), which is $9,240 for calendar 1995. Deposits of 2% to 4% of the participant's compen-sation will be invested in a Retirement Fund, while deposits in excess of 4% will be invested in one or more investment funds as designated by the partici-pant.

  The Company adds to the investment fund account of an FSSP participant an amount (not to exceed 2% of the participant's compensation) equal to 50% of the participant's deposits from 5% to 8% of his or her compensation. In the case of employees who are classified as highly compensated pursuant to applicable Trea-sury releases (those earning over $66,000 for 1995), such employees' permissi-ble contributions may be reduced further and the amount of the employer's matching contribution may be limited if certain nondiscrimination tests set forth in the Code are not achieved. Generally, a participant is entitled to re-ceive his or her entire FSSP account, to the extent it has become vested, upon retirement or earlier termination of employment with the Company.

  Benefits under the FSSP are integrated with and intended to supplement bene-fits under the Company's retirement plans. The employee's contribution of 2% to 4% of his or her gross earnings to the FSSP causes the employee to become eli-gible to accrue benefits under such retirement plans. Covered compensation for purposes of both the retirement plans and the FSSP is aggregate cash compensa-tion including bonuses and commissions, subject to certain dollar limitations imposed under the Code.

  The amount of a participant's annual retirement benefit at his or her normal retirement date (generally age 65) under most of the Company's retirement plans is the higher of (A) 60% of the participant's deposits to the contributory re-tirement plans of the Company and to the Retirement Fund of the FSSP (during the entire period of his or her employment) or (B) 85% of such deposits minus 75% of the participant's estimated Social Security primary benefit at age 65, with adjustments in the amount of the benefit to take into account factors such as age at retirement, degree of vesting and form of benefit selected.

  The annual retirement benefit at normal retirement age is reduced by the ac-tuarial equivalent of lump sum distributions made (at the request of the par-ticipant) of the participant's Retirement Fund account in the FSSP comprised of deposits with earnings and/or the participant's deposits with interest from contributory retirement plans of Litton (primarily the retirement plans which were in effect prior to the adoption of the FSSP).

RESTORATION PLAN

  The 401(k) Maximum Amount causes certain participants in the FSSP to lose Company-provided benefits which they could otherwise have derived from full participation in the FSSP. Consequently, the Company has adopted a noncontribu-tory and unfunded plan (the "Restoration Plan") designed to restore the approx-imate amount of lost Company-provided benefits to those employees who partici-pate in the FSSP to the fullest extent permitted by the applicable Code provi-sions but who are unable (as a result of the 401(k) Maximum Amount limitation) to contribute 8% of their compensation to the FSSP. Such lost Company-provided benefits to be restored under this plan consist of (i) all or part of the 50% matching contributions to the investment fund account of the FSSP participant and (ii) in the case of FSSP participants who are not participants in the Sup-plemental Plan described below, a portion of the full benefits under the Company's retirement plans if the participant's contributions to the FSSP Re-tirement Fund are limited to less than 4% of his or her compensation. Amounts that would have been deposited to the employee's FSSP Retirement Fund account by the employee and to his or her FSSP investment fund account by the Company are projected with interest to the participant's normal retirement date. Based upon these amounts, the participant's lost benefits from the Company's retire-ment plans and lost Company contributions to the investment fund are determined and converted to, and payable as, upon the participant's retirement, a single life annuity if the participant is unmarried at such time or as a 100% joint and survivor annuity if the participant is then married; however, no payment will commence until the participant reaches the age of 62.

  Based upon their prior participation in Litton's retirement plans, the FSSP and the Restoration Plan, and assuming their retirement from the Company at age 65, their continuing participation in the FSSP to the maximum permissible ex-tent, and election of a benefit in the form of a single life annuity, the ag-gregate estimated annual benefits payable at retirement to the following Named Executive Officers pursuant to Litton's retirement plans, the FSSP and the Res-toration Plan are as follows: Mr. Leonis, $206,408; Mr. Lang, $287,453; Mr. St. Pe, $330,909; Mr. Brown, $239,396; Mr. Fleck, $97,022; and Mr. Preston,
$245,506. Of these amounts, the following amounts represent the portion of such benefit which is deemed to have been provided by the employer's (as opposed to the employee's) contribution: Mr. Leonis, $174,877; Mr. Lang, $235,311; Mr. St. Pe, $271,378; Mr. Brown, $191,365; Mr. Fleck, $74,294; and Mr. Preston,
$184,733.

SUPPLEMENTAL PLAN

  Effective August 1, 1995, the Company adopted a noncontributory supplemental retirement plan (the "Supplemental Plan") designed to provide additional bene-fits to certain key employees selected as participants by the Compensation and Selection Committee. Under the terms of the Supplemental Plan, an employee can-not be named as a participant until he or she is at least 50 years old. In ad-dition, except in the event of a Change in Control of the Company, a partici-pant does not earn a right to a benefit under the Supplemental Plan until he or she attains the age of 60 and has at least 15 years of service with the Compa-ny. Under the Supplemental Plan, if a participant retires on or after age 65 following 15 years of service with the Company, his or her annual benefit is based upon the participant's average annual cash compensation for the three years in which his or her cash compensation was highest during the final five years of the participant's employment ("Average Earnings"). The amount of the benefit is computed as a single life annuity under the Supplemental Plan. The Supplemental Plan benefit formula is based on 1.6% of Average Earnings up to $125,000 plus 2.2% of Average Earnings in excess of $125,000. The $125,000 amount will be adjusted annually to reflect inflation. The total of such amounts is then multiplied by each year of serv-ice of the participant with the Company after age 40, up to 25 years of serv-ice. That total is then reduced by the amounts payable to the participant un-der Social Security and that portion of the participant's pension benefits deemed to have been provided by the employer's (as opposed to the employee's) contributions either actually received or which would have been received by the participant under any other retirement plan sponsored by the Company to the maximum extent permitted (regardless of the degree of actual participa-tion). Payment of retirement benefits to a participant under the Supplemental Plan may not, unless specifically approved by the Compensation and Selection Committee, commence until the participant reaches age 62. In addition to re-tirement benefits, the Supplemental Plan provides certain benefits in the event of the death or disability of a participant while in the employ of the Company or a subsidiary.

  In the event of a Change in Control of the Company, unless the Compensation and Selection Committee otherwise directs, all participants become fully vested in their benefit which will be paid in the form of a single lump-sum payment based upon certain actuarial factors. Also, in the event of a Change in Control of the Company, the Company is obligated to fund a trust with suf-ficient assets to adequately satisfy the liabilities of the Supplemental Plan. The assets of the trust would be subject to claims of the Company's creditors in the event of the insolvency or bankruptcy of the Company.

  The following table indicates the approximate annual combined benefit which would be received by a participant as a benefit under the Supplemental Plan, based on the following assumptions: (i) retirement at age 65 and (ii) election of the benefit in the form of a single life annuity. The amount of such bene-fit would be reduced by the Social Security primary benefit of the participant and the maximum amount the participant could have been entitled to under other Company retirement plans. The following table does not give effect to such offsets:

                              PENSION PLAN TABLE

                                                          Years of Service
                                                    ----------------------------
         Remuneration                                  15       20    25 or more
         ------------                               -------- -------- ----------
         $  400,000................................ $120,750 $161,000  $201,250
            600,000................................  186,750  249,000   311,250
            800,000................................  252,750  337,000   421,250
          1,000,000................................  318,750  425,000   531,250
          1,200,000................................  384,750  513,000   641,250
          1,400,000................................  450,750  601,000   751,250
          1,600,000................................  516,000  689,000   861,250

  Although the participants to the Supplemental Plan have not yet been named, it is anticipated that Messrs. Brown, Lang, Leonis, St. Pe, Fleck and Preston will be covered under the terms of the Supplemental Plan. For purposes of the Supplemental Plan, the credited years of service at September 30, 1995, of the named executive officers are as follows: Mr. Leonis, 21 years; Mr. Lang, 19 years; Mr. St. Pe, 15 years; Mr. Brown, 14 years; Mr. Fleck, 25 years; and Mr. Preston, 13 years.

INFORMATION REGARDING INDEBTEDNESS OF MANAGEMENT TO THE COMPANY

 Incentive Loans

  As a form of additional incentive for the Company's key employees, the Com-pany provides loans to certain such employees located in the United States.

  Under the Company's incentive loan program, unsecured loans, not to exceed $6,000,000 in the aggregate outstanding at any one time, may be made to not more than 50 employees and may not exceed the annual salary rate of the borrow-er. These loans presently bear interest at the rate of 4% per annum and are payable on the Company's demand, but in any event not later than the earlier of
(i) termination of the borrower's employment or (ii) December 31, 1996. Loans to any executive officer of Litton require the approval of the Compensation and Selection Committee.

  As of October 15, 1995, loans upon the terms set forth above in the aggregate amount of $1,040,000 were outstanding to five executive officers of the Company as follows: Michael R. Brown, $275,000; Rudolph E. Lang, Jr. $150,000; John M. Leonis, $310,000; John E. Preston, $170,000; and Timothy G. Paulson, $135,000. The principal balances of $68,000 and $200,000, plus accrued interest on the Company incentive loans to Richard D. Fleck and Gerald St. Pe, respectively, were paid in full on June 30, 1995 and September 30, 1995, respectively. When the amounts repaid by Messrs. Fleck and St. Pe are aggregated with the $1,040,000 amount stated above, the total represents the largest amount of in-debtedness of such individual and present executive officers as a group under the Company's incentive loan program outstanding at any time since July 31, 1994.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following graph illustrates the performance of Litton Common Stock over the five-year period from August 1, 1990 through July 31, 1995, compared to the performance of the S&P 500 Index, the S&P Aerospace/Defense Index and the S&P Conglomerates Index/1/:

                           LITTON INDUSTRIES, INC.
                       TOTAL RETURN TO SHAREHOLDERS/2/
                        AUGUST 1, 1990-JULY 31, 1995

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG LITTON INDUSTRIES, S&P 500 INDEX, S&P CONGLOMERATES
                      AND S&P AEROSPACE/DEFENSE INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                           LITTON                 S&P
Measurement Period         INDUSTRIES  S&P        CONGLOMERATES  S&P AEROSPACE/
(Fiscal Year Covered)      INC.        500 INDEX  INDEX          DEFENSE INDEX
---------------------      ----------  ---------  -------------  --------------
Measurement Pt-08/01/1990  $100.00     $100.00    $100.00        $100.00
FYE 07/31/1991             $111.55     $112.76    $ 89.25        $104.82
FYE 07/31/1992             $125.52     $127.18    $104.62        $106.51
FYE 07/31/1993             $185.17     $138.29    $141.45        $136.00
FYE 07/31/1994             $241.61     $145.42    $143.96        $155.49
FYE 07/31/1995             $250.56     $183.39    $182.73        $231.53

--------
/1/In accordance with SEC rules, the Company must compare the performance of Litton Common Stock to the S&P Conglomerates Index. The Company does not con-template using this comparison for future proxy statements since the S&P Con-glomerates Index is no longer a valid comparison to the continuing lines of business of the Company.

/2/Assumes $100 invested August 1, 1990 in Litton Industries, Inc. Common Stock, the S&P 500 Index, the S&P Aerospace/Defense Index and the S&P Conglomerates Index (dividends reinvested).

                  COMPENSATION AND SELECTION COMMITTEE REPORT

  The Compensation and Selection Committee (the "Committee"), composed entirely of independent outside directors, is responsible for establishing and adminis-tering the compensation policies applicable to the Company's officers having the title of Senior Vice President or above, including all executive officers of the Company regardless of title.

  Compensation Policy and Programs. The Committee's responsibility is to pro-vide a strong and direct link among shareholder values, company performance, and executive compensation through its oversight of the design and implementa-tion of a sound compensation program. The Company's compensation program is in-tended to complement the Company's short-term and long-term business objectives and to focus executive efforts on the fulfillment of these objectives.

  With respect to fiscal 1995, the Committee reviewed the Company's executive compensation program as it related to the composition of the Company as primar-ily an aerospace and defense company. The Committee established levels of com-pensation for senior officers consistent with that of certain representative aerospace and defense companies, a number of which are direct business competi-tors of the Company. After considerable review of extensive data relating to all aspects of compensation paid by such companies, the Committee established levels of compensation according to the Company's overall performance and the individual executive's efforts and contributions. Total compensation for the Company's senior management is composed of base salary, near-term incentive compensation in the form of awards or bonuses, and long-term incentive compen-sation in the form of stock options.

  Chief Executive Officer Base Salary. In determining the base salary of a par-ticular executive, including the President and Chief Executive Officer, the Committee considers the executive's level of responsibility, individual perfor-mance, including the accomplishment of short-term and long-term business objec-tives, and various subjective criteria including initiative, contribution to overall corporate performance, and leadership ability. The Committee also con-siders the levels of base compensation at other aerospace and defense compa-nies, including direct competitors, and internal issues of consistency and fairness.

  In determining Mr. Leonis' base salary for fiscal 1995, the Committee also considered Mr. Leonis' individual performance, his years of prior service with the Company in various capacities, his general knowledge of the overall opera-tions of the Company, and his leadership abilities. Mr. Leonis' base salary for fiscal 1995 became effective October 1, 1994. Mr. Leonis was granted a base salary of $450,000 at that time, an increase of approximately 5.9% over his base salary in effect at the end of fiscal 1994.

  Incentive Award Compensation. The Company's executive officers are eligible for annual incentive awards under various performance-oriented plans of the Company and its subsidiaries. The amount of awards for senior officers are within guidelines established by the Committee as a result of its review of to-tal compensation for senior management, including the chief executive officer, of both peer companies and competitors. The actual amount awarded, within these guidelines, is determined principally by the Committee's assessment of the in-dividual's contribution to the Company's overall financial performance. Consid-eration is also given to factors such as the individual's successful completion of a special project, any significant increase or decrease in the level of the participant's executive responsibility and the Committee's evaluation of the individual's overall efforts and ability to discharge the re-sponsibilities of his or her position.

  Under the terms of the Performance Award Plan in which Messrs. Leonis, Lang and Preston are eligible to participate, for fiscal 1995, the Company's consol-idated earnings before taxes had to exceed 15% of the shareholders' investment as of the beginning of fiscal 1995 before any amount could be credited to the Plan's account. For fiscal 1995, the credits to the Plan's account were limited to 5% of the amount of earnings in excess of such threshold amount. Awards un-der this Plan are payable in three annual installments, with 50% of the award being paid in December of the year it is granted and 25% thereof in December of each of the two subsequent years provided the recipient of the award is then in the employ of the Company.

  The Committee determined to credit the Plan's account with the amount of $3,003,000 for fiscal 1995. In making such determination, and in setting the amounts of the specific awards for fiscal 1995, the Committee gave considera-tion to a review of the Company's executive compensation prepared by an inde-pendent national compensation consulting firm. That review provided the Commit-tee with certain data which included the financial performance and executive compensation patterns of a selected peer group of companies and industry wide data. Mr. Leonis' bonus award for fiscal 1995 was based upon the consideration of various factors. The Committee considered the conclusions of the above-de-scribed compensation review. The Committee also considered Mr. Leonis' perfor-mance as President and Chief Executive Officer. In that regard, the Committee considered the Company's operating results, financial performance and the de-velopment and implementation of a strategic plan. Mr. Leonis was granted a bo-nus award of $500,000 for fiscal 1995.

  Under other plans of the Company and its subsidiaries, group executives with responsibility for major operating business units of the Company are awarded bonuses for achieving group financial performance consistent with the Company's overall corporate goals. The amount of the bonus is dependent principally upon the year-end financial results of the relevant operating unit measured by fac-tors such as return on capital utilized and corporate performance. The Commit-tee (or Chief Executive Officer, in the case of participants who are not senior officers of the Company) retains the discretion to adjust bonuses under these plans to take account of other factors including an individual's efforts and contribution towards accomplishing one or more of the Company's corporate ob-jectives.

  Stock Options. Under the Company's 1984 Long-Term Stock Incentive Plan, as amended, stock options may be granted to the Company's officers and other key employees either in the form of incentive stock options, which must be granted at 100% of fair market value of the stock on the date of grant, or as nonstatu-tory options, which may have an exercise price of not less than 50% nor more than 100% of fair market value on the date of grant. This approach, which com-bines a broad range of exercise prices at which options may be granted with an extended vesting schedule, is designed to incentivize the creation of share-holder value over the long term, since the full benefit of the compensation package cannot be realized unless the stock price appreciation occurs over a number of years. The Committee sets guidelines for the number and terms of stock option awards based on factors similar to those considered with respect to the other components of the Company's compensation program. Generally, the Committee considers stock option awards every other year, although exceptions to this policy may be made for individuals who have assumed substantially greater responsibilities and other similar factors. Stock options are designed to align the interests of executives with those of the shareholders and generally become exercisable in cumulative installments over a period of five years; the individual forfeits any installment which has not vested during the period of his or her employment. The Committee has concluded that in lim-ited circumstances it is desirable to grant selected executives options at be-low market exercise prices. In fiscal 1995, none of the named executive offi-cers were granted any options to purchase shares of the Company's Common Stock.

  Section 162(m) Discussion. Section 162(m) of the Internal Revenue Code limits future tax deductions of the Company for certain compensation paid to the five highest paid executives to $1 million per individual commencing with the 1995 fiscal year of the Company. The Company has not amended its variable bonus and option plans in consideration of Section 162(m) as final regulations have not yet been published. Upon the adoption and publication of final regulations, the Committee will take appropriate action. Currently, the Company believes that the payment of compensation will not significantly exceed $1 million for any of the named executive officers for fiscal 1996. Nevertheless, Mr. Leonis has agreed to defer his receipt of the amount of compensation he may receive during fiscal 1996 in excess of the limit prescribed by Section 162(m) to a time when such amount will be fully deductible by the Company.

  The foregoing report has been furnished by the following members of the Com-pensation and Selection Committee:

                                          C. B. Thornton, Jr., Chairman
                                          Carol B. Hallett
                                          David E. Jeremiah
                                          William P. Sommers

OTHER INFORMATION

  Orion L. Hoch, a former President, Chief Executive Officer and Chairman of the Company who now serves as a director of the Company for the consideration described on pages 6 and 7, is also entitled to certain medical and retirement benefits by reason of his former employment by the Company. The premium paid by the Company with respect to Dr. Hoch's medical insurance for the 1995 fiscal year was $16,626. Under the terms of a Company-provided contractual pension benefit and the Restoration Plan described on page 16, Dr. Hoch receives a com-bined monthly benefit of $60,391 in the form of a 100% joint and survivor annu-ity.

  Joseph T. Casey, a former Chief Financial Officer and Vice Chairman of the Company who now serves as a director of the Company for the consideration de-scribed on pages 6 and 7, is also entitled to certain retirement benefits by reason of his former employment by the Company. Under the terms of a predeces-sor supplemental retirement plan of the Company, Mr. Casey receives a monthly benefit of $35,683 in the form of a 100% joint and survivor annuity. Such monthly benefit will be reduced to $27,075 on October 1, 1996, when Mr. Casey attains age 65. In addition, during fiscal year 1995 Mr. Casey received $12,000 as a member of the Investment Committee of Litton Industries, Inc.

  Robert H. Lentz, a former Senior Vice President and General Counsel of the Company and a former advisory director who now serves as a director of the Com-pany for the consideration described on pages 6 and 7, is also entitled to cer-tain medical and retirement benefits and is the holder of certain Common Stock options by reason of his former employment by the Company.

The premium paid by the Company with respect to Mr. Lentz's medical insurance for the 1995 fiscal year was $16,626. During fiscal 1995 Mr. Lentz exercised options to purchase 2,000 shares of common stock of WAI granted to Mr. Lentz as a result of his having received Common Stock options granted to him while an officer of the Company under the 1984 Long-Term Stock Incentive Plan. Mr. Lentz realized net value (market value less exercise price) of $65,764 upon such exercise. Under the terms of the Company's basic retirement plan and the Restoration Plan described on pages 15 and 16 and under a predecessor supple-mental retirement plan of the Company Mr. Lentz receives a combined monthly benefit of $14,081 in the form of a 100% joint and survivor annuity. In addi-tion, during fiscal year 1995 Mr. Lentz received $12,000 as a member of the Investment Committee of Litton Industries, Inc.

  A subsidiary of the Company has entered into a contract with Thomas B. Hay-ward Associates ("Hayward Associates") pursuant to which Hayward Associates has agreed to provide consulting services to a division of such subsidiary in connection with the marketing and sales of shipboard electronic warfare sys-tems to foreign customers for the period from April 30, 1994 through May 1, 1997. Hayward Associates is paid a monthly retainer of $4,000 for such servic-es. Thomas B. Hayward, a director of the Company, is president and sole pro-prietor of Hayward Associates.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Common Stock Performance Graph on page 19 and the Report of the Compensation and Selection Committee on pages 20-22 shall not be incor-porated by reference into any such filings.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Shareholders may submit proposals on matters appropriate for shareholder ac-tion at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the Proxy State-ment and form of proxy relating to the 1996 Annual Meeting, they must be re-ceived by the Company not later than July 1, 1996. Such proposals should be directed to the attention of the Secretary of the Company at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675.

OTHER MATTERS

  The Board of Directors does not know of any other matters that are to be presented for action at the December 7, 1995, meeting. Should any other matter come before the meeting, the accompanying proxy will be voted with respect to the matter in accordance with the best judgment of the persons voting the proxy.

                                          THE BOARD OF DIRECTORS
                                          LITTON INDUSTRIES, INC.

                            LITTON INDUSTRIES, INC.
                                     PROXY

  The undersigned appoints John M. Leonis and Rudolph E. Lang, Jr., and each of them (with full power to act without the other), with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Litton Industries, Inc., Common Stock and Series B Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on December 7, 1995, and at any adjournment thereof, upon the following matters as specified and in their discretion upon such other business as may properly come before the meeting and any adjournment thereof.

                        Directors recommend a vote "FOR"

1. Election of Directors

  [_] FOR the nominees     [_] WITHHOLD AUTHORITY    [_] EXCEPTIONS* as
      listed below             to vote for ALL           indicated
                               nominees listed
                               below

  Alton J. Brann, Michael R. Brown, Joseph T. Casey, Carol B. Hallett, Thomas
B. Hayward, Orion L. Hoch, David E. Jeremiah, Rudolph E. Lang, Jr., Robert H. Lentz, John M. Leonis, William P. Sommers, C. B. Thornton, Jr.

  If you desire to withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and please write that nominee's name(s) on the space provided.

*EXCEPTIONS ____________________________________________________________________

                       (Continued, and to be signed and dated, on reverse side.)

(Continued from reverse side)

                        Directors recommend a vote "FOR"

2. Proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending July 31, 1996.

             [_] FOR      [_] AGAINST       [_] ABSTAIN

  Unless otherwise specified, this proxy will be voted FOR items 1 and 2.

  Note: Please sign exactly as shown below. If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

                                                Dated: __________________, 1995

                                                _______________________________
                                                           Signature

                                                _______________________________
                                                           Signature
                                                       (if jointly held)

  PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.